EXHIBIT 11

	Three Months	Three Months
	Ended	Ended
	June 30, 2006	June 30, 2005

Net Income	$154,041	438,652

Weighted average shares outstanding
for basic EPS computation	991,858	974,143
Reduction for common shares not yet
released by Employee Stock Ownership Plan	0	(12,551)
Total weighted average common shares
outstanding for basic computation	991,858	961,592

Basic earnings per share	$0.16	$0.46

Total weighted average common shares
outstanding for basic computation	991,858	961,592
Common stock equivalents due to
dilutive effect of stock options	55,670	57,011
Total weighted average common shares and
equivalents outstanding for diluted
computation	1,047,528	1,018,603

Diluted earnings per share	$0.15	$0.43

	Six Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2005

Net Income	$404,047	582,337

Weighted average shares outstanding
for basic EPS computation	991,245	977,790
Reduction for common shares not yet
released by Employee Stock Ownership Plan	0	(16,734)
Total weighted average common shares
outstanding for basic computation	991,245	961,056

Basic earnings per share	$0.41	$0.61

Total weighted average common shares
outstanding for basic computation	991,245	961,056
Common stock equivalents due to
dilutive effect of stock options	51,723	58,289
Total weighted average common shares and
equivalents outstanding for diluted
computation	1,042,968	1,019,345

Diluted earnings per share	$0.39	$0.57